EXHIBIT 99.1

[GRAPHIC OMITTED]                  1155 Rene-Levesque Boulevard West, Suite 2720
[GRAPHIC OMITTED]                                      Montreal, Quebec, H3B 2K8
                                            T(514) 337-2447  //  F(514) 337 0985

MANARIS CORPORATION APPOINTS BERNARD BOUGIE TO THE BOARD

MONTREAL, CANADA (December 19, 2005) - Manaris Corporation President and CEO, John Fraser, is pleased to announce the appointment of Bernard Bougie to its Board of Directors and as Chairman of its Audit Committee.

Mr. Bougie was a senior partner at Deloitte & Touche, a leading accounting firm, where he spent over 20 years. He is a seasoned executive and corporate director with recognized expertise in accounting, finance and corporate governance issues. Bernard has also advised leaders in a variety of industries including manufacturing, consumer products and communications on topics ranging from strategic positioning to new market penetration.

Commenting on Mr. Bougie's appointment, Mr. Fraser stated, "We are fortunate to have Bernard join our team. Mr. Bougie's background on corporate governance issues and regulatory matters compliment the knowledge of our current Board members.
This will benefit all of our stakeholders."

Mr. Bougie followed: "I am looking forward to working with Manaris and am confident that my experience will serve the Company as it forges ahead with its corporate goals."

ABOUT MANARIS CORPORATION

Through its wholly-owned subsidiaries, Manaris Corporation offers a comprehensive suite of enterprise risk management services and solutions. C-Chip Technologies (North America) specializes in the high-tech sector of the security industry, with technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses and corporations to monitor different types of environments, including Air, Soil, Water as well as buildings and infrastructures. Chartrand Laframboise Investigation provides corporations and institutions with security services including corporate investigation, surveillance, electronic monitoring and protection of personnel and premises.

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward looking statements are not guarantees of performance, and Manaris Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and Manaris Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

CONTACTS:

Mr. John Fraser
President and CEO
(514) 337-2447

Linda Farha
Zenergy Communications
(514) 273-4034
linda@zenergycom.com

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